Exhibit 99.1

Intrepid Potash Announces Appointment of Barth Whitham as Chair of the Board; Initiates Search for New Chief Executive Officer

Bob Jornayvaz Remains on Extended Medical Leave of Absence

CFO Matt Preston Continues to Serve as Acting Principal Executive Officer

Company Provides Update on Second Quarter 2024 Outlook

Denver, CO, July 10, 2024 -- Intrepid Potash Inc. (“Intrepid,” “we,” “the Company,” or “our”) (NYSE:IPI) today announced the Board of Directors (“the Board”) of Intrepid has elected Barth Whitham, formerly Lead Independent Director, as its Chair. The Board has also initiated a search process to identify a successor for Intrepid’s Chief Executive Officer, Bob Jornayvaz. During this process, Intrepid’s Chief Financial Officer, Matt Preston, will continue to serve as acting principal executive officer, working closely with the rest of the Company’s management team and Board. As previously announced, Mr. Jornayvaz was injured in an accident while playing in the U.S. Open Polo Championship and remains on extended medical leave of absence.

“We wish Bob well as he continues his recovery, however we recognize that it is unlikely that he will return to his CEO role,” said Mr. Whitham. “The Board has therefore determined it is in the best interest of the Company to initiate a search for a new CEO to continue to execute our strategic plan. In the interim, we have full confidence in Matt and the rest of the management team to continue to lead Intrepid during this process.”

The Board also appointed Intrepid Director Hugh Harvey as Chair of the Compensation Committee. Mr. Jornayvaz remains a Director.

An Intrepid Director since 2008, Mr. Whitham has over 30 years of management and board experience in the energy, banking and extractive resources industries. Since 2004, he has served as President and CEO and member of the board of directors of Enduring Resources LLC, and serves on the boards of directors of Ensign Energy Services Inc. and Jonah Energy LLC.

Intrepid expects its second quarter 2024 potash and Trio® sales volumes to meet or exceed the upper end of its outlook, as previously announced during its first quarter 2024 earnings call on May 9, 2024. Intrepid now expects second quarter 2024 potash sales volumes of approximately 55,000 tons at an average net realized sales price of $405 per ton and second quarter 2024 Trio® sales volumes of approximately 63,000 tons at an average net realized sales price of $314 per ton. Full-year 2024 potash production remains on track to exceed prior year results by approximately 15%.

About Intrepid

Intrepid is a diversified mineral company that delivers potassium, magnesium, sulfur, salt, and water products essential for customer success in agriculture, animal feed and the oil and gas industry. Intrepid is the only U.S. producer of muriate of potash, which is applied as an essential nutrient for healthy crop development, utilized in several industrial applications and used as an ingredient in animal feed. In addition, Intrepid produces a specialty fertilizer, Trio®, which delivers three key nutrients, potassium, magnesium, and sulfate, in a single particle. Intrepid also provides water, magnesium chloride, brine, and various oilfield services.

Intrepid serves diverse customers in markets where a logistical advantage exists and is a leader in the use of solar evaporation for potash production, resulting in lower cost and more environmentally friendly production. Intrepid’s mineral production comes from three solar solution potash facilities and one conventional underground Trio® mine.

Intrepid routinely posts important information, including information about upcoming investor presentations and press releases, on its website under the Investor Relations tab. Investors and other interested parties are encouraged to enroll at intrepidpotash.com, to receive automatic email alerts or RSS feeds for new postings.

Forward-Looking Statements

This press release includes certain statements concerning expectations for the future that are forward-looking within the meaning of the federal securities laws. Forward-looking statements contain known and unknown risks and uncertainties (many of which are difficult to predict and beyond management's control) that may cause our actual results in future periods to differ materially from anticipated or projected results. Forward-looking statements in this press release include, among others, statements regarding management matters, our expectations for second quarter potash and Trio® sales volumes and pricing and 2024 potash production. An extensive list of specific material risks and uncertainties affecting Intrepid is contained in our Annual Report on Form 10-K for the year ended December 31, 2023, and other quarterly and current reports filed with the Securities and Exchange Commission from time to time. Any forward-looking statements in this press release are made as of the date of this press release, and Intrepid undertakes no obligation to update or revise any forward-looking statements to reflect new information or events.

Contact:

Evan Mapes, CFA, Investor Relations Manager

Phone: 303-996-3042

Email: evan.mapes@intrepidpotash.com